Exhibit A

CTP N.V.

Amsterdam, the Netherlands

– Convenience Translation –

Announcement pursuant to Section 23 para. 1 sentence 1 no. 3 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz – WpÜG) in conjunction with Section 39 para. 2 sentence 3 no. 1 of the German Stock Exchange Act (Börsengesetz – BörsG)

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION (IN WHOLE OR IN PART) IN, INTO OR FROM ANY JURISDICTION WHERE SUCH RELEASE, PUBLICATION OR DISTRIBUTION WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION.

On December 7, 2021, CTP N.V., Amsterdam, the Netherlands (“CTP” or the “Bidder”) published the offer document (the “Offer Document”) for its voluntary public takeover and delisting offer (the “Offer”) to the shareholders of Deutsche Industrie REIT-AG (now operating under: Deutsche Industrie Grundbesitz AG), Potsdam, Germany (“DIR”) to acquire all no-par value bearer shares of DIR not already directly held by the Bidder (ISIN DE000A2G9LL1) (the “DIR Shares”).

As consideration, CTP offered payment of a cash amount of EUR 17.12 per DIR Share (the “Cash Consideration”) or alternatively, by choice of the respective shareholder of DIR, five (5) shares of CTP (the “Offer Shares”) in exchange for four (4) DIR Shares (corresponding to 1.25 Offer Shares per each DIR Share) in accordance with the provisions of the Offer Document (the “Share Consideration”).

The acceptance period for the Offer expired on January 6, 2022 at 24:00 hours (midnight) (CET). The additional acceptance period pursuant to Section 16 para. 2 sent. 1 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz – “WpÜG”) started on January 12, 2022 and expired on January 25, 2022 at 24:00 hours (midnight) (CET) (the “Additional Acceptance Period”).

I.	Announcement pursuant to Section 23 para. 1 sentence 1 no. 3 WpÜG

1.

Until January 25, 2022, 24:00 hours (midnight) (CET) (the “Expiration of the Additional Acceptance Period”), the Offer has been accepted for a total of 25,951,833 DIR Shares. This corresponds to app. 80.90% of the share capital and voting rights of DIR as of the time of the Expiration of the Additional Acceptance Period.

a)

The Cash Consideration has been accepted for a total of 14,773 DIR Shares as of the time of the Expiration of the Additional Acceptance Period. This corresponds to app. 0.05% of the share capital and voting rights of DIR as of the time of the Expiration of the Additional Acceptance Period.

b)

The Share Consideration has been accepted for a total of 25,937,060 DIR Shares as of the time of the Expiration of the Additional Acceptance Period. This corresponds to app. 80.85% of the share capital and voting rights of DIR as of the time of the Expiration of the Additional Acceptance Period.

2.

Neither the Bidder nor persons acting jointly with the Bidder within the meaning of Section 2 para. 5 WpÜG or their subsidiaries held any DIR Shares or voting rights in DIR as of the time of the Expiration of the Additional Acceptance Period, nor were any voting rights in DIR attributed to the Bidder or persons acting jointly with the Bidder within the meaning of Section 2 para. 5 WpÜG or their subsidiaries pursuant to Section 30 WpÜG. As of the time of the Expiration of the Additional Acceptance Period, neither the Bidder nor persons acting jointly with the Bidder within the meaning of Section 2 para. 5 WpÜG nor their subsidiaries held any notifiable voting rights in relation to DIR to be disclosed pursuant to Sections 38, 39 WpHG.

II.	Settlement of the Offer

The Offer will be settled as described in Section 11 of the Offer Document.

The Bidder will submit an application for admission of the Offer Shares to trading on the regulated market of Euronext Amsterdam N.V. in a timely manner, presumably on February 1, 2022. It is expected that the Offer Shares will commence trading on Euronext Amsterdam on February 3, 2022. The transfer of the Offer Shares to shareholders of DIR who have tendered their DIR Shares in exchange for the Share Consideration is expected to occur on February 3, 2022, following admission to trading. In case shareholders of DIR would be entitled to fractional entitlements of Offer Shares due to the exchange ratio, these DIR shareholders will instead receive a cash amount from the custodian bank in accordance with the provisions of the Offer Document.

The credit of the Cash Consideration to shareholders of DIR who tendered their DIR Shares against payment of the Cash Consideration is also expected to occur on February 3, 2022.

Amsterdam, January 28, 2022

CTP N.V.

Important notes:

This announcement is for information purposes only and neither constitutes an offer to purchase or exchange nor an invitation to sell or to make an offer to exchange, securities of Deutsche Industrie REIT-AG (now operating under: Deutsche Industrie Grundbesitz AG) (“DIR”) or CTP N.V. (“CTP”) but constitutes a legally required announcement according to the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz – WpÜG) in the context of a voluntary public takeover and delisting offer (subsequently the “Offer”). The binding terms and further provisions regarding the Offer are disclosed in the offer document which has been approved for publication by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht). Investors and holders of securities of DIR are strongly recommended to read the offer document and all announcements in connection with the Offer as they contain or will contain important information.

The Offer is made exclusively under the laws of the Federal Republic of Germany, especially under the WpÜG. The Offer is not executed according to the provisions of jurisdictions other than those of the Federal Republic of Germany. Thus, no other announcements, registrations, admissions or approvals of the Offer outside of Federal Republic of Germany have been filed, arranged for or granted. Holders of securities of DIR cannot rely on having recourse to provisions for the protection of investors in any jurisdiction other than the Federal Republic of Germany. No U.S. federal or state securities commission or regulatory authority has approved or disapproved of the transaction or passed upon the adequacy or accuracy of the information in the offer related documents. Any representation to the contrary is a criminal offence in the United States of America (“United States”).

Subject to the exceptions described in the offer document as well as any exemptions that may be granted by any competent regulatory authority, a takeover or delisting offer is not being made directly or indirectly, in any jurisdiction where to do so would constitute a violation of the national laws of such jurisdiction.

The Offer will result in the acquisition of securities of a Germany company and is subject to German disclosure requirements, which differ from those of the United States. The financial information included or referred to in the offer documents has been prepared in accordance with non-U.S. accounting standards and, accordingly, may not be comparable to financial information of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

The Offer is made in the United States pursuant to an exemption from the U.S. tender offer rules provided by Rule 14d-1(c) under the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Securities Exchange Act”), and the issuance of shares in the Offer will be pursuant to an exemption from registration provided by Rule 802 under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), and the Offer is otherwise made in accordance with the applicable regulatory requirements in Germany. Accordingly, the Offer is subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that are different from those applicable under U.S. domestic tender offer procedures and law.

It may be difficult for U.S. holders of shares to enforce their rights and any claims arising under the U.S. federal securities laws, since CTP and DIR are located in a country other than the United States, and some or all of their officers and directors may be residents of a country other than the United States. U.S. holders of shares may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, it may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

To the extent permissible under applicable law or regulation, and in accordance with German market practice, CTP or its brokers may purchase, or conclude agreements to purchase, securities in DIR, directly or indirectly, outside the Offer. The same applies to other securities which are directly convertible into, exchangeable for, or exercisable for securities in DIR. These purchases may be completed via the stock exchange at market prices or outside the stock exchange at negotiated conditions. Any information on such purchases will be disclosed as required by law or regulation in Germany or any other relevant jurisdiction.

To the extent that any announcements on this website contain forward-looking statements, such statements do not represent facts and are characterized by the words “expect”, “believe”, “estimate”, “intend”, “aim”, “assume” or similar expressions. Such statements express the intentions, opinions or current expectations and assumptions of CTP and the persons acting in conjunction with CTP, for example with regard to the potential consequences of the Offer for DIR, for those shareholders of DIR who choose not to accept the Offer or for future financial results of DIR. Such forward-looking statements are based on current plans, estimates and forecasts which CTP and the persons acting in conjunction with CTP have made to the best of their knowledge, but which do not claim to be correct in the future. Forward-looking statements are subject to risks and uncertainties that are difficult to predict and usually cannot be influenced by CTP or the persons acting in conjunction with CTP. It should be kept in mind that the actual events or consequences may differ materially from those contained in or expressed by such forward-looking statements.